Exhibit 99.1

Citizens Financial Announces New York Branch Acquisition

MANSFIELD, PENNSYLVANIA - August 26, 2005 - Citizens Financial Services, Incorporated (OTC BB: CZFS) (the “Company”), parent company of First Citizens National Bank (the “Bank”), is pleased to announce that the Bank has entered into a Purchase and Assumption Agreement dated August 22, 2005 with Fulton Savings Bank, a New York state-chartered mutual savings bank headquartered in Fulton, New York, to acquire the Hannibal Branch of Fulton Savings Bank located at 409 Fulton Street, Hannibal, New York 13074.

Subject to regulatory approval, the Bank intends to purchase certain assets and assume certain liabilities of the Hannibal Branch. Immediately following the branch acquisition transaction and subject to regulatory approval, the Bank intends to relocate the Hannibal Branch. The Bank anticipates that the proposed transactions will be consummated during the fourth quarter of 2005.

Randall E. Black, President and Chief Executive Officer of the Bank stated that “[w]e have considered several options for gaining access to the New York banking market. Based on a strategic review of those options, we have determined that the Hannibal Branch acquisition provides us with the best platform to launch our New York operations.”

The Company has over 1,500 shareholders, the majority of whom reside in Potter, Tioga, and Bradford Counties where the Bank maintains 15 offices.

FORWARD-LOOKING INFORMATION

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release may contain certain forward-looking statements which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward looking statements are made.

For more information contact:

Randall E. Black, Chief Executive Officer and President	First Citizens National Bank
800-326-9486	15 South Main Street
570/662-2365 (fax)	Mansfield, PA 16933

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